Annual Statement of Compliance
Bear Stearns Asset Backed Securities I Trust 2006-HE4

VIA: EMAIL

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179
regabnotifications@bear.com

LaSalle Bank National Association
135 South LaSalle Street, Suite 1511
Chicago, Illinois 60603

Re:  The Pooling and Servicing agreement dated as of April 1, 2006 (the “Agreement”), among Bear Stearns Asset Backed Securities I LLC, as Depositor and Purchaser, EMC Mortgage Corporation, as Sponsor and Company, LaSalle Bank National Association, as Master Servicer and Securities Administrator, and Citibank, N.A., as Trustee.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Securities Administrator hereby certify that:

(1) A review of the activities of the Securities Administrator during the preceding calendar year and of the performance of the Securities Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Securities Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Securities Administrator

/s/ Barbara L Marik
Barbara L. Marik
First Vice President